EXHIBIT 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed on behalf of the undersigned with respect to the ownership of shares of common stock of Sify Limited.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:	November 21, 2005.

INFINITY CAPITAL VENTURES, LP

By:	Infinity Capital Management, LLC
Its General Partner

By:	/s/ Raju Vegesna
Name:	Raju Vegesna
Title:	Member

INFINITY CAPITAL MANAGEMENT, LLC

By:	/s/ Raju Vegesna
Name:	Raju Vegesna
Title:	Member

VEGESNA FAMILY TRUST

By:	/s/ Raju Vegesna
Name:	Raju Vegesna
Title:	Co-Trustee

/s/ Raju Vegesna

Raju Vegesna